Exhibit 4.1

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES (SUBJECT TO THE PROVISIONS OF ARTICLE 5 BELOW), SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

WARRANT TO PURCHASE STOCK

Company: Zalicus Inc., a Delaware corporation

Number of Shares: As set forth below

Class of Stock:   Common Stock, $0.001 par value per share

Warrant Price:   As set forth below

Issue Date:     December 22, 2010

Expiration Date:   December 22, 2017

Credit Facility:

This Warrant is issued in connection with that certain Loan and Security Agreement of even date herewith between Oxford Finance Corporation, the Company and Zalicus Pharmaceuticals Ltd. (as amended and in effect from time to time, the “Loan Agreement”).

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, OXFORD FINANCE CORPORATION (together with any successor or permitted assignee or transferee of this Warrant or of any Shares issued upon exercise or conversion hereof, “Holder”) is entitled to purchase the number of fully paid and non-assessable shares of the above-stated Class of Stock (the “Class”) of the above-named company (the “Company”) as set forth below, at the Warrant Price (as defined below), subject to the provisions and upon the terms and conditions set forth in this Warrant.

A.	Number of Shares; Warrant Price.

(1)         Number of Shares.     Upon each date (if any) that Holder (or its affiliate) makes a Term Loan to Borrower (as each such term is defined in the Loan Agreement) under the Loan Agreement, this Warrant automatically shall become exercisable for such number of shares of the Class as shall equal (a)(i) 0.03, multiplied by (ii) the principal amount of such Term Loan, divided by (b) the Term Loan Shares Warrant Price (as defined below) applicable to such Term Loan Shares, and subject to adjustment thereafter from time to time in accordance with the provisions of this Warrant (“Term Loan Shares”). All Term Loan Shares for which this Warrant becomes exercisable are referred to hereinafter collectively as the “Shares.”

(2)         Warrant Price.     For each accrual of Term Loan Shares pursuant to paragraph A(1) above, the purchase price per Term Loan Share therefor (the “Term Loan Shares Warrant Price”) shall equal the volume-weighted average price of a share of the Class as reported on the principal securities exchange, inter-dealer quotation system or over-the-counter market over the ten (10) consecutive trading days immediately preceding the date on which such Term Loan Shares accrue. The volume-weighted average price shall be determined as follows:

Where:

PVWAP = volume-weighted average price

Pj = price of trade j

Qj = quantity of trade j

j = each individual trade that takes place over the 10-day period,

     excluding cross trades and basket cross trades.

As used in this Warrant, “Warrant Price” means, with respect to particular Term Loan Shares, the Term Loan Shares Warrant Price therefor as calculated above, as may be adjusted from time to time in accordance with the provisions of this Warrant.

(3)         Notice to Holder.     Promptly following each date (if any) that Term Loan Shares accrue under this Warrant pursuant to the provisions of paragraph A(1) above, the Company shall at its sole expense deliver to Holder a certificate executed by its Chief Financial Officer setting forth the number of such Term Loan Shares and the Term Loan Shares Warrant Price therefor.

ARTICLE 1. EXERCISE.

1.1         Method of Exercise.     Holder may exercise this Warrant by delivering the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Article 1.2, Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2         Conversion Right.     In lieu of exercising this Warrant as specified in Article 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Article 1.3.

1.3         Fair Market Value.     If shares of the Class are then publicly listed or quoted on one or more securities exchanges, inter-dealer quotation systems or over-the-counter markets, the fair market value of a Share shall be the closing price of a share of the Class reported on the principal such exchange, system or market for the business day immediately before Holder delivers this Warrant together with its Notice of Exercise to the Company. If shares of the Class are not then publicly listed or quoted on one or more securities exchanges, inter-dealer quotation systems or over-the-counter markets, then the Board of Directors of the Company shall determine the fair market value of a Share in its reasonable good faith judgment.

1.4         Delivery of Certificate and New Warrant.     Promptly after Holder exercises or converts this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new warrant of like tenor representing the Shares not so acquired.

1.5         Replacement of Warrants.     On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6         Treatment of Warrant Upon Acquisition of Company.

1.6.1         “Acquisition”.     For the purpose of this Warrant, “Acquisition” means any sale or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, merger, or sale of outstanding equity securities of the Company by the holders thereof, where the holders of the Company’s outstanding voting equity securities as of immediately before the transaction beneficially own less than a majority of the outstanding voting equity securities of the surviving or successor entity as of immediately after the transaction.

1.6.2         Treatment of Warrant at Acquisition.

A)         Holder agrees that, in the event of an Acquisition in which the sole consideration payable to the Company and/or its stockholders consists of cash and/or Marketable Securities, this Warrant shall terminate on and as of the closing of such Acquisition to the extent not previously exercised. The Company shall provide Holder with written notice of any proposed Acquisition at the same time and in the same manner as the Company notifies the holders of the outstanding shares of the Class thereof.

B)         Upon the closing of any Acquisition other than as particularly described in subsection (A) above, the surviving or successor entity shall assume this Warrant and the obligations of the Company hereunder, and this Warrant shall, from and after such closing, be exercisable for the same class, number and kind of securities, cash and other property as would have been paid for or in respect of the Shares issuable (as of immediately prior to such closing) upon exercise in full hereof as if such Shares had been issued and outstanding on and as of such closing, at an aggregate Warrant Price equal to the aggregate Warrant Price in effect as of immediately prior to such closing; and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant.

C)         As used in this Article 1.6, “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise or convert this Warrant on or prior to the closing thereof is then publicly listed or quoted on one or more securities exchanges, inter-dealer quotation systems or over-the-counter markets, and (iii) Holder would not be restricted by contract or by applicable federal and state securities laws from publicly re-selling, within six (6) months and one day following the closing of such Acquisition, all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise or convert this Warrant in full on or prior to the closing of such Acquisition.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1         Stock Dividends, Splits, Etc.     If the Company declares or pays a dividend on the outstanding shares of the Class payable in additional shares of the Class or other securities, then upon exercise or conversion of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2         Reclassification, Exchange, Substitution, Recapitalization or Reorganization.     Upon any reclassification, exchange, substitution, recapitalization or reorganization affecting the outstanding shares of the Class, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised in full immediately before such reclassification, exchange, substitution, recapitalization or reorganization, at an aggregate Warrant Price not exceeding the aggregate Warrant Price in effect as of immediately prior thereto. The Company or its successor shall promptly issue to Holder a certificate pursuant to Article 2.6 hereof setting forth the number, class and series or other designation of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution, recapitalization or reorganization. The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, recapitalizations and reorganizations.

2.3         Adjustment to Warrant Price on Cash Dividend.     In the event that the Company at any time prior or from time to time prior to exercise or conversion in full of this Warrant pays any cash dividend on the outstanding shares of the Class or makes any cash distribution on or in respect of the outstanding shares of the Class, then on and as of the date of such dividend payment or the making of such distribution, the Warrant Price shall be reduced (but not below $0.001) by an amount equal to the amount paid or distributed upon or in respect of each outstanding share of the Class.

2.4         No Impairment.     The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article 2 against impairment.

2.5         Fractional Shares.     No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.6         Certificate as to Adjustments.     Without duplication of the notice required under paragraph A(3) above, upon each adjustment of the Warrant Price, Class and/or number of Shares, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price, Class and number of Shares in effect upon the date thereof and the series of adjustments leading to such Warrant Price, Class and number of Shares.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1         Representations and Warranties.     The Company represents and warrants to, and agrees with, the Holder as follows:

(a)         The Company shall at all times during the term of this Warrant keep reserved out of its authorized and unissued capital stock a sufficient number of shares of the Class to permit exercise in full of this Warrant and, if applicable, conversion of the Shares issuable and issued upon any exercise hereof. All Shares which may be issued upon the exercise or conversion of this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.2         Notice of Certain Events.     If the Company proposes at any time (a) to declare any dividend or distribution upon the outstanding shares of the Class, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription or sale pro rata to the holders of the outstanding shares of the Class any additional shares of any class or series of the Company’s stock; (c) to effect any reclassification, reorganization or recapitalization of the shares of the Class; or (d) to effect an Acquisition or to liquidate, dissolve or wind up; then in each such event the Company shall provide written notice thereof to Holder thereof at the same time and in the same manner as the Company gives notice thereof to the holders of the outstanding shares of the Class.

3.3         [Intentionally Omitted].

3.4         No Shareholder Rights.     Except as provided in this Warrant, Holder will not have any rights as a shareholder of the Company until the exercise of this Warrant.

ARTICLE 4. REPRESENTATIONS, WARRANTIES OF THE HOLDER.     The Holder represents and warrants to the Company as follows:

4.1         Purchase for Own Account.     This Warrant and the securities to be acquired upon exercise of this Warrant by Holder will be acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution in violation of applicable securities laws. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2         Disclosure of Information.     Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3         Investment Experience.     Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4         Accredited Investor Status.     Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5         The Act.     Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.

ARTICLE 5. MISCELLANEOUS.

5.1         Term:     This Warrant is exercisable in whole or in part at any time and from time to time on or before the Expiration Date.

5.2         Legend.     Each certificate representing Shares issued upon any exercise or conversion hereof shall be imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES (SUBJECT TO THE PROVISIONS OF ARTICLE 5 OF THAT CERTAIN WARRANT TO PURCHASE STOCK ISSUED BY THE COMPANY TO OXFORD FINANCE CORPORATION DATED AS OF DECEMBER __, 2010), SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

5.3         Compliance with Securities Laws on Transfer.     This Warrant and/or the Shares issued upon exercise or conversion of this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to any affiliate of Holder, provided that such affiliate is an “accredited investor” as defined in Regulation D promulgated under the Act.

5.4         Transfer Procedure.     Subject to the provisions of Article 5.3 and upon providing the Company with written notice, Holder may transfer all or part of this Warrant to any transferee, provided, however, in connection with any such transfer, Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable). The foregoing provisions of this Article 5.4 shall not apply to a sale or other transfer of any Shares issued on exercise or conversion of this Warrant pursuant to the provisions of Rule 144 promulgated under the Act.

5.5         Notices.     All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid (or on the first business day after transmission by facsimile), at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such holder from time to time. All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

Oxford Finance Corporation

Attn: Mr. John Henderson

133 North Fairfax Street

Alexandria, VA 22314

Facsimile: 703-519-5225

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

Zalicus Inc.

Attn: Chief Financial Officer

245 First Street, 3rd Floor

Cambridge, MA 02142

Telephone: 617-301-7000

Facsimile:

5.6         Waiver.     This Warrant and any term hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7         Attorney’s Fees.     In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8         Counterparts.     This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

[Remainder of page left blank intentionally; signature page follows]

5.9         Governing Law.     This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

“COMPANY”

ZALICUS INC.

By:	/s/ Mark H. N. Corrigan

Name:	Mark H. N. Corrigan
(Print)
Title:	President and Chief Executive Officer

“HOLDER”

OXFORD FINANCE CORPORATION

By:	/s/ John Henderson

Name:	John Henderson
(Print)
Title:	Senior Vice President and General Counsel

APPENDIX 1

NOTICE OF EXERCISE

1.         Holder elects to purchase                  shares of the Common Stock of Zalicus Inc. pursuant to the terms of the attached Warrant, and tenders payment of the purchase price of the shares in full.

[or]

1.         Holder elects to convert the attached Warrant into Shares in the manner specified in the Warrant. This conversion is exercised for                              of the Shares covered by the Warrant.

[Strike paragraph that does not apply.]

2.         Please issue a certificate or certificates representing the Shares in the name specified below:

Holders Name

(Address)

3.         By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 4 of the Warrant as of the date hereof.

HOLDER:

By:

Name:

Title:

(Date):